Exhibit 99.1

	1720 North First Street	July 6, 2015
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP FILES GENERAL RATE CASE FOR ALL CALIFORNIA DISTRICTS;

INFRASTRUCTURE REPLACEMENT AND WATER SUPPLY PROJECTS ARE PRIMARY DRIVERS OF RATE CHANGES

SAN JOSE, Calif. — On July 3, 2015, California Water Service Group’s (NYSE: CWT) largest subsidiary, California Water Service Company (Cal Water), filed a General Rate Case requesting authorization from the California Public Utilities Commission (Commission) to increase rates to add revenues of $94.8 million in 2017, $23.0 million in 2018, and $22.6 million in 2019.

According to President and Chief Executive Officer Martin A. Kropelnicki, about 80% of the requested increase is attributable to capital improvements needed to improve water supply and upgrade infrastructure in the communities Cal Water serves.

“We need to continue to invest diligently in water supply sources, as well as the pipes, pumps, treatment plants, and other facilities that are needed to provide a safe, reliable water supply to our customers.  We are proposing water system improvements totaling $693 million, which is the most significant driver of the requested increase,” he said.

The filing reflects Cal Water’s aggressive cost control measures, which include reduced benefits costs and freezing employee headcount for all positions except those required to make water supply and system improvements.

“Our team has worked hard to control our costs in all parts of our business, and this application shows that effort,” Kropelnicki said.

The filing begins an 18-month review process by the Commission, with new rates expected to become effective in early 2017.  The Commission requires a General Rate Case filing every three years to ensure that rates reflect the actual costs of providing service, while allowing the Company a reasonable return on investment in water system infrastructure. The Commission has the authority to approve rate increases that are lower than requested, but not higher.

California Water Service Group is the parent company of California Water Service, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation;

changes in accounting valuations and estimates; changes in accounting treatment for regulated companies, including adoption of International Financial Reporting Standards, if required; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; litigation that may result in damages or costs not recoverable from third parties; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather and climate on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; our ability to attract and retain qualified employees; labor relations matters as we negotiate with the unions; federal health care law changes that could result in increases to Company health care costs and additional income tax expenses in future years; changes in federal and state income tax regulations and treatment of such by regulatory commissions; implementation of new information technology systems; changes in operations that result in an impairment to acquisition goodwill; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; general economic conditions, including changes in customer growth patterns and our ability to collect billed revenue from customers; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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